Exhibit 99.1
Universal Technical Institute Announces Former Congresswoman Loretta L. Sanchez Joins its Board of Directors

PHOENIX, Ariz., May 4, 2021 – Universal Technical Institute Inc. (NYSE: UTI), the nation's leading provider of transportation technician training, announced the appointment of the Hon. Loretta L. Sanchez, a former 10-term member of the U.S. House of Representatives from California, to the UTI Board of Directors.

Sanchez served in Congress from 1997 to 2017 as a Democrat from California’s 46th Congressional District, representing Orange County. One of her key priorities was ensuring access to all types of higher education, including career and technical skills training. While in Congress, she served on the Education and Labor Committee, Armed Services Committee, and as a ranking member of the Homeland Security Committee Subcommittee on Cybersecurity, Infrastructure Protection, and Security Technologies.

Sanchez is currently chief executive officer of Datamatica LLC, a consulting, data analytics and messaging firm that focuses on local, state, and federal issues and campaigns.

“We are delighted that Congresswoman Loretta Sanchez is joining our Board of Directors. Her deep understanding of education and its importance in developing solid career pathways, her significant accomplishments, extensive public policy expertise and work to ensure education opportunities for all, promise to be invaluable to our organization,” said UTI CEO Jerome Grant.

Said Sanchez, “Universal Technical Institute helps fill an important role in both our national economy and our educational system today – providing high-quality, industry-aligned technical education that enables students to graduate, move quickly into in-demand jobs, and hit the ground running. I look forward to helping UTI grow and advance its strategy.”

Sanchez currently serves on the Board of Directors of Career Education Colleges and Universities, and on the Board of Trustees of Chapman University.

“Loretta Sanchez has an impressive track record of success in the realm of business and the arena of public service. She has accomplished noteworthy achievements while embracing the challenge of working across the ideological and political spectrum. We look forward to adding Loretta’s skills to our board,” said Robert DeVincenzi, UTI’s non-executive Chairman of the Board.

About Universal Technical Institute, Inc.

With more than 220,000 graduates in its 55-year history, Universal Technical Institute, Inc. (NYSE: UTI) is the nation's leading provider of technical training for automotive, diesel, collision repair, motorcycle and marine technicians, and offers welding technology and computer numerical control (CNC) machining programs. The company has built partnerships with industry leaders, outfits its state-of-the-industry facilities with current technology, and delivers training that is aligned with employer needs. Through its network of 12 campuses nationwide, UTI offers post-secondary programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). The company is headquartered in Phoenix, Arizona.

For more information, visit www.uti.edu. Like UTI on www.facebook.com/UTI or follow UTI on Twitter @UTITweet, @MMITweet, and @NASCARTechUTI.

Company Contact:
Troy Anderson
Chief Financial Officer

Universal Technical Institute, Inc.
(623) 445-9365
troyanderson@uti.edu

Investor Relations Contact:
Robert Winters or Wyatt Turk
Alpha IR Group
(312) 445-2870
UTI@alpha-ir.com

Media Contact:
Jody Kent
Vice President, Communications and Public Affairs
Universal Technical Institute
(623) 445-0872
jkent@uti.edu

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